Funko Reports Fourth Quarter 2021 and Fiscal 2021 Financial Results and Introduces Outlook for Fiscal 2022

Net sales increased 48% year-over-year in the fourth quarter 2021 to a record of $336.3 million and increased 58% for the full fiscal year to $1.029 billion
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For the full fiscal year 2022, the Company anticipates net sales growth of 20% to 25%, Adjusted net income of $95.8 to $104.8 million and adjusted EPS of $1.75 to $1.91

EVERETT, Wash. March 3, 2022-- Funko, Inc. ("Funko,” or the “Company”) (Nasdaq: FNKO), a leading pop culture lifestyle brand, today reported its consolidated financial results for the fourth quarter and fiscal year ended December 31, 2021. The Company also introduced financial guidance for the full fiscal year 2022.

Fourth Quarter 2021 Financial Highlights (Compared to Fourth Quarter 2020)
•Net sales increased 48% to $336.3 million
•Net income increased 17% to $17.4 million
•Adjusted EBITDA1 increased 17% to $38.9 million
•GAAP earnings per diluted share of $0.28
•Adjusted earnings per diluted share of $0.38

Fiscal Year 2021 Financial Highlights (Compared to Full Fiscal Year 2020)
•Net sales increased 58% to $1.029 billion
•Net income increased 595% to $67.9 million
•Adjusted EBITDA1 increased 87% to $149.9 million
•Net income margin expanded 510 basis points to 6.6%
•Adjusted EBITDA margin1 expanded 230 basis points to 14.6%
•GAAP earnings per diluted share of $1.08
•Adjusted earnings per diluted share of $1.42
•Total liquidity2 increased 44% to $183.6 million compared to prior year

“We are thrilled to cap off the year with another exceptionally strong performance during the fourth quarter, enabling us to reach a milestone of more than $1 billion in annual sales. Perhaps most encouraging is that our performance remains broad-based with growth in all channels, geographies and brand categories,” said Andrew Perlmutter, Chief Executive Officer.

“We continue to execute against our key growth pillars designed to drive both product growth and channel expansion, including both direct-to-consumer and in international markets. As we look to the remainder of fiscal 2022, we are pleased to be entering the year with strong momentum and more excited than ever about our growth prospects.”

Fourth Quarter 2021 Achievements
•Net sales increased 48% to $336.3 million in the fourth quarter of 2021 compared to $226.5 million in the fourth quarter of 2020, reflecting broad-based strength across geographies, products and channels
•Figures revenue grew 50% year-over-year to $255.1 million, while Other (non-figure) revenue grew 87% to $81.1 million, with both core and emerging product categories generating record demand
•Strong results across all geographies, with U.S. net sales increasing 47% year-over-year to $252.9 million, Europe increasing 59% to $64.0 million, and Other International increasing 32% to $19.4 million
•Continued to diversify Funko Collectible Brands with the launch of Popsies, a new line of collectible and interactive greeting displays, extending Funko's footprint into the multi-billion-dollar greeting aisle
•Grew direct-to-consumer sales by 74% versus prior year, including strong growth on FunkoEurope.com, which more than tripled sales in its first year of operations
•Delivered strong performance from evergreen content, which grew 51% over prior year to 69% of total net sales in the fourth quarter

Fourth Quarter 2021 Financial Results
In the fourth quarter of 2021, the number of active properties increased 26% to 915 from 724 in the fourth quarter of 2020 and net sales per active property increased 17%.

On a product category basis, net sales of figures increased 50% to $255.1 million reflecting strong domestic and international demand. Net sales of Other products increased 44% to $81.1 million primarily reflecting strong growth in our Loungefly branded products as well as strength within our games, plush and accessory categories.

On a brand basis, Pop! branded products grew 41% to $238.7 million reflecting strong evergreen content growth as well as an improved slate of current content. Loungefly branded products increased 57% to $49.7 million in the fourth quarter reflecting domestic and international strength across channels. Net sales of Other branded products increased 88% to $47.9 million reflecting strength in Funko's expanded board game, toys and action figure offerings.

The tables below show the breakdown of net sales on a geographic, product category and branded product basis (in thousands):

	Three Months Ended December 31,		Period Over Period Change
	2021	2020	Dollar	Percentage
Net sales by geography:
United States	$252,854	$171,474	$81,380	47.5%
Europe	64,049	40,320	23,729	58.9%
Other International	19,370	14,715	4,655	31.6%
Total net sales	$336,273	$226,509	$109,764	48.5%

	Three Months Ended December 31,		Period Over Period Change
	2021	2020	Dollar	Percentage
Net sales by product category:
Figures	$255,145	$170,227	$84,918	49.9%
Other	81,128	56,282	24,846	44.1%
Total net sales	$336,273	$226,509	$109,764	48.5%

	Three Months Ended December 31,		Period Over Period Change
	2021	2020	Dollar	Percentage
Net sales by product brand:
Pop! Branded Products	$238,682	$169,390	$69,292	40.9%
Loungefly Branded Products	49,654	31,619	18,035	57.0%
Other	47,937	25,500	22,437	88.0%
Total net sales	$336,273	$226,509	$109,764	48.5%

Gross margin3 in the fourth quarter of 2021 decreased 330 basis points to 33.9% compared to 37.2% in the fourth quarter of 2020, primarily driven by higher freight expense due to pandemic-related disruptions to global supply chains.

SG&A expenses increased 46% to $78.3 million in the fourth quarter of 2021 compared to $53.6 million in the fourth quarter of 2020, reflecting strong sales growth as well as some expenses that shifted from Q3 of 2021 into Q4 due to delayed product availability and onboarding of new hires.

Net income in the fourth quarter of 2021 was $17.4 million and net income margin was 5.2%, compared to net income of $14.9 million and net income margin of 6.6% in the fourth quarter of 2020. Net Income attributable to Funko, Inc. was $11.7 million in the fourth quarter of 2021 versus $8.9 million in the fourth quarter of 2020. Adjusted EBITDA1 in the fourth quarter of 2021 was $38.9 million compared to $33.2 million in the prior year, and Adjusted EBITDA margin1 was 11.6%, compared to 14.7% in the fourth quarter of 2020.

Balance Sheet Highlights
Total liquidity2 as of December 31, 2021 totaled $183.6 million, an increase of 44% compared to December 31, 2020. Total liquidity was comprised of cash and cash equivalents of $83.6 million and total revolver availability of $100.0 million.

As of December 31, 2021, total debt was $173.2 million, a decrease of 9% compared to year ago levels. Total debt includes the amount outstanding under the Company's term loan facility, net of unamortized discounts.

Inventory at year-end totaled $166.4 million, an increase of 178% compared to a year ago. This includes in-transit inventory levels of 63%, reflecting the substantial increase in trans-ocean transit times due to pandemic-related supply chain disruptions.

Outlook
In 2022, the Company expects the following full year results:
•Net sales growth of 20% to 25%, including Q1'22 in the mid-40% range;
•Adjusted EBITDA margin1 in the range of FY2021, due to ongoing trans-ocean freight inflation. Included in our guidance is approximately 80 bps of headwind from one-time project spend associated with the consolidation and relocation of our U.S.-based distribution center and the implementation of our new ERP system;
•Adjusted Net Income1 of $95.8 million to $104.8 million, based on a blended tax rate of 25%;
•Adjusted Earnings per Diluted Share1 of $1.75 per to $1.91, based on estimated adjusted average diluted shares outstanding of 54.8 million for the full year.

"Due to the timing of several cost items in 2022, we've provided additional commentary describing our expectations for quarterly margin profile for the year, " said Jennifer Fall Jung, Chief Financial Officer.

"Our gross margin is heavily influenced by the current inflationary freight environment. Our guidance for the year assumes freight rates will remain elevated at least through the first half of the year. As a result, we expect first half gross margins to face a similar headwind to the second half of 2021."

"SG&A as a percent of sales is also expected to be slightly higher in the first half of the year due to the timing of project costs associated with the consolidation and relocation of our U.S.-based distribution centers and our ERP implementation."

1Adjusted Net Income, Adjusted Earnings per Diluted Share, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For a reconciliation of historical Adjusted Net Income, Adjusted Earnings per Diluted Share and Adjusted EBITDA to the most directly comparable U.S. GAAP financial measures, please refer to the “Non-GAAP Financial Measures” section of this press release. A reconciliation of Adjusted Net Income, Adjusted Earnings per Diluted Share and Adjusted EBITDA margin outlook to the corresponding GAAP measure on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to certain items. However, in 2022 the Company expects equity-based compensation of approximately $13 million, depreciation and amortization of approximately $45.1 million, interest expense of approximately $5.2 million and severance and restructuring expenses of approximately $2.7 million, each of which is a reconciling item to Net Income. See "Non-GAAP Financial Measures" for more information.
2Total liquidity is calculated as cash and cash equivalents plus availability under the Company's $100 million revolving credit facility.
3Gross margin is calculated as net sales less cost of sales (exclusive of depreciation and amortization) as a percentage of net sales. Net Income (Loss) margin is calculated as net income as a percentage of net sales.

Conference Call and Webcast
The Company will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today, March 3, 2022, to further discuss its fourth quarter and fiscal year results and provide a business update. A live webcast and replay of the event will be available on the Investor Relations section on the Company’s website at investor.funko.com. The replay of the webcast will be available for one year.

About Funko
Headquartered in Everett, Washington, Funko is a leading pop culture lifestyle brand. Funko designs, sources and distributes licensed pop culture products across multiple categories, including vinyl figures, action toys, plush, apparel, housewares and accessories for consumers who seek tangible ways to connect with their favorite pop culture brands and characters. Learn more at www.funko.com, and follow us on Twitter (@OriginalFunko) and Instagram (@OriginalFunko).

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our anticipated financial results, the underlying trends in our business, supply chain constraints, the anticipated impact of COVID-19 on our business, our potential for growth and our strategy. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: risks related to the impact of COVID-19 on our business, financial results and financial condition; our ability to execute our business strategy; our ability to maintain and realize the full value of our license agreements; economic downturns and changes in the retail industry and markets for our consumer products; our ability to maintain our relationships with retail customers and distributors; our ability to compete effectively and manage our growth; fluctuations in our gross margin; our dependence on content development and creation by third parties; the ongoing level of popularity of our products with consumers; our ability to manage our inventories; our ability to develop and introduce products in a timely and cost-effective manner; our ability to obtain, maintain and protect our intellectual property rights or those of our licensors; potential violations of the intellectual property rights of others; risks associated with counterfeit versions of our products; our ability to attract and retain qualified employees and maintain our corporate culture; our use of third-party manufacturing; risks associated with our international operations and geographic concentration of operations; changes in effective tax rates, tax law, trade law or trade restrictions; foreign currency exchange rate exposure; the possibility or existence of global and regional economic downturns; our dependence on vendors and outsourcers; risks relating to government regulation; risks relating to litigation, including products liability claims and securities class action litigation; any failure to successfully integrate or realize the anticipated benefits of acquisitions or investments; reputational risk resulting from our e-commerce business and social media presence; risks relating to our indebtedness and our ability to secure additional financing; the potential for our electronic data, third-party electronic data or the electronic data of our customers to be compromised; the influence of our significant stockholder, ACON, and the possibility that ACON’s interests may conflict with the interests of our other stockholders; risks relating to our organizational structure; volatility in the price of our Class A common stock; and risks associated with our internal control over financial reporting. These and other important factors discussed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2021 and our other filings with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations:
investorrelations@funko.com

Media:
pr@funko.com

Funko, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(in thousands, except per share data)
Net sales	$336,273	$226,509	$1,029,293	$652,537
Cost of sales (exclusive of depreciation and amortization shown separately below)	222,373	142,289	648,302	403,392
Selling, general, and administrative expenses	78,299	53,644	244,331	181,234
Depreciation and amortization	10,417	10,421	41,195	44,368
Total operating expenses	311,089	206,354	933,828	628,994
Income from operations	25,184	20,155	95,465	23,543
Interest expense, net	1,246	2,491	7,167	10,712
Loss on extinguishment of debt	—	—	675	—
Other expense (income), net	2,242	(407)	2,708	1,043
Income before income taxes	21,696	18,071	84,915	11,788
Income tax expense	4,247	3,164	17,061	2,025
Net income	17,449	14,907	67,854	9,763
Less: net income attributable to non-controlling interests	5,777	6,031	23,954	5,802
Net income attributable to Funko, Inc.	$11,672	$8,876	$43,900	$3,961

Earnings per share of Class A common stock:
Basic	$0.29	$0.25	$1.14	$0.11
Diluted	$0.28	$0.24	$1.08	$0.11
Weighted average shares of Class A common stock outstanding:
Basic	39,983	35,617	38,392	35,271
Diluted	42,188	36,376	40,611	35,770

Funko, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,
	2021	2020
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$83,557	$52,255
Accounts receivable, net	187,688	131,837
Inventory	166,428	59,773
Prepaid expenses and other current assets	14,925	15,486
Total current assets	452,598	259,351
Property and equipment, net	58,828	56,141
Operating lease right-of-use assets	53,466	58,079
Goodwill	126,651	125,061
Intangible assets, net	189,619	205,541
Deferred tax asset	74,412	54,682
Other assets	11,929	4,735
Total assets	$967,503	$763,590
Liabilities and Stockholders' Equity
Current liabilities:
Current portion long-term debt, net of unamortized discount	$17,395	$10,758
Current portion of operating lease liabilities	14,959	13,840
Accounts payable	57,238	29,199
Income taxes payable	15,994	425
Accrued royalties	58,158	40,525
Accrued expenses and other current liabilities	121,267	43,949
Total current liabilities	285,011	138,696
Long-term debt, net of unamortized discount	155,818	180,012
Operating lease liabilities, net of current portion	50,459	57,512
Deferred tax liability	648	780
Liabilities under tax receivable agreement, net of current portion	75,523	60,297
Other long-term liabilities	3,486	3,848
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 200,000 shares authorized; 40,088 shares and 35,657 shares issued and outstanding as of December 31, 2021 and 2020, respectively	4	4
Class B common stock, par value $0.0001 per share, 50,000 shares authorized; 10,691 shares and 14,040 shares issued and outstanding as of December 31, 2021 and 2020, respectively	1	1
Additional paid-in-capital	252,505	216,141
Accumulated other comprehensive income	1,078	1,718
Retained earnings	68,050	24,403
Total stockholders' equity attributable to Funko, Inc.	321,638	242,267
Non-controlling interests	74,920	80,178
Total stockholders' equity	396,558	322,445
Total liabilities and stockholders' equity	$967,503	$763,590

Funko, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
	2021	2020	2019

	(in thousands)
Operating Activities
Net income	$67,854	$9,763	$27,820
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other	40,056	46,742	44,518
Equity-based compensation	12,994	10,116	13,044
Amortization of debt issuance costs and debt discounts	1,118	1,352	1,210
Loss on debt extinguishment	675	—	—
Deferred tax expense (benefit)	(361)	3,323	(2,293)
Other	1,403	1,952	635
Changes in operating assets and liabilities:
Accounts receivable, net	(56,648)	20,077	(3,969)
Inventory	(107,166)	2,845	25,372
Prepaid expenses and other assets	3,700	12,273	(5,824)
Accounts payable	26,933	(13,303)	4,629
Income taxes payable	15,585	(209)	(3,618)
Accrued royalties	17,633	5,906	(4,403)
Accrued expenses and other liabilities	63,586	7,902	(6,356)
Net cash provided by operating activities	87,362	108,739	90,765

Investing Activities
Purchase of property and equipment	$(27,759)	$(18,482)	$(42,264)
Acquisitions, net of cash	199	—	(6,369)
Other	179	—	—
Net cash used in investing activities	(27,381)	(18,482)	(48,633)

Financing Activities
Borrowings on line of credit	$—	$28,267	$42,083
Payments on line of credit	—	(55,103)	(36,383)
Debt issuance costs	(1,055)	(569)	(411)
Proceeds from long-term debt, net	180,000	—	—
Payment of long-term debt	(198,375)	(26,438)	(11,750)
Contingent consideration	(2,000)	(1,500)	—
Distributions to continuing equity owners	(9,277)	(3,575)	(23,923)
Payments under tax receivable agreement	(1,715)	(4,639)	(173)
Proceeds from exercise of equity-based options	3,794	219	2,217
Net cash used in financing activities	(28,628)	(63,338)	(28,340)

Effect of exchange rates on cash and cash equivalents	(51)	107	(2,049)

Net increase in cash and cash equivalents	31,302	27,026	11,743
Cash and cash equivalents at beginning of period	52,255	25,229	13,486
Cash and cash equivalents at end of period	$83,557	$52,255	$25,229

Supplemental Cash Flow Information
Cash paid for interest	$5,679	$9,089	$12,313
Income tax payments	1,462	4,167	14,125
Accrual for purchases of property and equipment	—	—	5,362
Establishment of liabilities under tax receivable agreement	20,691	1,000	59,045
Issuance of equity instruments for acquisitions	—	—	2,221
Tenant allowance	—	269	3,201

Funko, Inc. and Subsidiaries
Non-GAAP Financial Measures

Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are supplemental measures of our performance that are not required by, or presented in accordance with, U.S. GAAP. Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not measurements of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, earnings per share or any other performance measure derived in accordance with U.S. GAAP. We define Adjusted Net Income as net income attributable to Funko, Inc. adjusted for the reallocation of income attributable to non-controlling interests from the assumed exchange of all outstanding common units and options in FAH, LLC for newly issued-shares of Class A common stock of Funko, Inc. and further adjusted for the impact of certain non-cash charges and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, non-cash charges related to equity-based compensation programs, loss of extinguishment of debt, certain severance, relocation and related costs, foreign currency transaction gains and losses, tax receivable agreement liability adjustments, and other unusual or one-time items, and the income tax expense (benefit) effect of these adjustments. We define Adjusted Earnings per Diluted Share as Adjusted Net Income divided by the weighted-average shares of Class A common stock outstanding, assuming (1) the full exchange of all outstanding common units and options in FAH, LLC for newly issued-shares of Class A common stock of Funko, Inc. and (2) the dilutive effect of stock options and unvested common units, if any. We define EBITDA as net income before interest expense, net, income tax expense, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted for non-cash charges related to equity-based compensation programs, loss of extinguishment of debt, certain severance, relocation and related costs, foreign currency transaction gains and losses, tax receivable agreement liability adjustments, and other unusual or one-time items. Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net sales. We caution investors that amounts presented in accordance with our definitions of Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate these measures in the same manner. We present Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. Management uses Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations; for planning purposes, including the preparation of our internal annual operating budget and financial projections; as a consideration to assess incentive compensation for our employees; to evaluate the performance and effectiveness of our operational strategies; and to evaluate our capacity to expand our business.

By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our senior secured credit facilities use Adjusted EBITDA to measure our compliance with covenants such as senior leverage ratio. Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and should not be considered in isolation, or as an alternative to, or a substitute for net income or other financial statement data presented in this press release as indicators of financial performance. Some of the limitations are:
•such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•such measures do not reflect changes in, or cash requirements for, our working capital needs;
•such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.
Due to these limitations, Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only supplementally. As noted in the table below, Adjusted Net Income, Adjusted Earnings per Diluted Share, Adjusted EBITDA and Adjusted EBITDA margin include adjustments for non-cash charges related to equity-based compensation programs, loss of extinguishment of debt, certain severance, relocation and related costs, foreign currency transaction gains and losses, tax receivable agreement liability adjustments, and other unusual or one-time items. It is reasonable to expect that these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described herein and in the reconciliation table below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

The following tables reconcile the Non-GAAP Financial Measures to the most directly comparable U.S. GAAP financial performance measure, which is net income, for the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(in thousands, except per share data)
Net income attributable to Funko, Inc.	$11,672	$8,876	$43,900	$3,961
Reallocation of net income (loss) attributable to non-controlling interests from the assumed exchange of common units of FAH, LLC for Class A common stock (1)	5,777	6,031	23,954	5,802
Equity-based compensation (2)	3,125	2,622	12,994	10,116
Loss on extinguishment of debt (3)	—	—	675	—
Certain severance, relocation and related costs (4)	196	6	277	2,190
Foreign currency transaction (gain) loss (5)	652	(494)	1,118	955
Tax receivable agreement liability adjustments (6)	1,590	87	1,590	87
Income tax expense (7)	(2,567)	(1,909)	(8,331)	(4,259)
Adjusted net income	$20,445	$15,219	$76,177	$18,852
Adjusted net income margin (8)	6.1%	6.7%	7.4%	2.9%
Weighted-average shares of Class A common stock outstanding-basic	39,983	35,617	38,392	35,271
Equity-based compensation awards and common units of FAH, LLC that are convertible into Class A common stock	14,077	16,429	15,437	16,227
Adjusted weighted-average shares of Class A stock outstanding - diluted	54,060	52,046	53,829	51,498
Adjusted earnings per diluted share	$0.38	$0.29	$1.42	$0.37

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(in thousands)
Net income	$17,449	$14,907	$67,854	$9,763
Interest expense, net	1,246	2,491	7,167	10,712
Income tax expense	4,247	3,164	17,061	2,025
Depreciation and amortization	10,417	10,421	41,195	44,368
EBITDA	$33,359	$30,983	$133,277	$66,868
Adjustments:
Equity-based compensation (2)	3,125	2,622	12,994	10,116
Loss on extinguishment of debt (3)	—	—	675	—
Certain severance, relocation and related costs (4)	196	6	277	2,190
Foreign currency transaction (gain) loss (5)	652	(494)	1,118	955
Tax receivable agreement liability adjustments (6)	1,590	87	1,590	87
Adjusted EBITDA	$38,922	$33,204	$149,931	$80,216
Adjusted EBITDA margin (9)	11.6%	14.7%	14.6%	12.3%

(1)
Represents the reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of FAH, LLC in periods in which income was attributable to non-controlling interests.

(2)	Represents non-cash charges related to equity-based compensation programs, which vary from period to period depending on timing of awards.
(3)	Represents write-off of unamortized debt financing fees for the year ended December 31, 2021.
(4)
Represents certain severance, relocation and related costs. For the year ended December 31, 2021, includes charges related to one-time relocation costs for U.S. warehouse personnel in connection with the new opening of a warehouse and distribution facility in Buckeye, Arizona and residual severance payments related to the global workforce reduction implemented in response to the COVID-19 pandemic. For the year ended December 31, 2020, includes charges related to the global workforce reduction implemented in response to the COVID-19 pandemic and impairment related charges to the right-of-use leased and fixed assets related to Funko Animation Studios

(5)	Represents both unrealized and realized foreign currency losses (gains) on transactions other than in U.S. dollars.
(6)	Represents recognized adjustments to the tax receivable agreement liability.
(7)	Represents the income tax expense effect of the above adjustments. This adjustment uses an effective tax rate of 25% for the periods ended December 31, 2021 and 2020.
(8)	Adjusted net income margin is calculated as Adjusted net income as a percentage of net sales.
(9)	Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net sales.